Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Countrywide Financial Corporation:
We consent to the use of our reports with respect to the consolidated financial statements and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.
Los Angeles, California
August 3, 2006